Exhibit 10.8

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is effective as of [_______] (the “Effective Date”) by and among Avidbank Holdings, Inc., a California corporation and Avidbank, a California banking association (each referred to herein as, the “Company”), and [_________] (the “Executive”).

RECITALS

A. The Executive presently serves at the pleasure of the Chief Executive Officer of the Company (the “CEO”) as the Chief [________] Officer of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’ s business and operations.

B. The Board of Directors of the Company (the “Board”) has determined that it remains in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

C. The Board believes that it is imperative to provide the Executive with certain enhanced severance benefits upon the Executive’s termination of employment following a Change in Control, as provided herein.

D. The Board believes that in lieu of the general severance benefits payable to Executive upon termination of employment, it is in the best interest of the Company and shareholders to provide Executive with enhanced financial security and, incentives to remain employed with the Company during the critical period following a Change in Control.

E. The Board has adopted this Agreement, to provide Severance Benefits to Executive in lieu of any other agreement, by and between Executive and the Company providing for payment of severance pay, termination pay, salary continuation, etc. (collectively referred to as “Termination Benefits”).

F. In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement, to commit to the terms provided herein.

G. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 3 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

1. Term of Employment. The Company and the Executive acknowledge that the Executive’s employment is at will, as defined under applicable law. At any time while Executive is employed by the Company, the Company may terminate Executive for any reason and Executive may voluntarily resign from the Company’s employment for any reason, subject to the terms of this Agreement.

2. Payments Upon Termination of Employment.

(a) Termination Apart from Change in Control. If the Executive’s employment is terminated for any reason either prior to the occurrence of a Change in Control (as defined in Section 3(c)) or after the 18-month period following a Change in Control, the Company shall pay Executive all Accrued Compensation, Benefits and Expenses (as defined in Section 3(a)) and any other agreements, offer letters confirming employment, employment agreements, policies or programs in effect that are applicable to Executive, as established by the Company from time to time.

(b) Termination Following a Change in Control. If Executive’s employment is terminated for any reason within eighteen (18) months following a Change in Control, the Company shall pay Executive all Accrued Compensation, Benefits and Expenses (as defined in Section 3(a)), and Executive shall be entitled to receive the Severance Benefits as set forth in this Section 2(b), subject to Section 4 below:

(i) Termination by the Company without Cause or by Executive with Good Reason within Eighteen {18) Months Following a Change in Control. In the event the Company or its successor causes to occur an involuntary termination of Executive’s employment without Cause (as defined in Section 3(b)) or in the event Executive voluntary resigns from the Company with Good Reason (as defined in Section 3(e)), the Company shall provide Executive the following severance benefits (the “Severance Benefits”): (i) a lump sum cash payment equal to two times (2x) the sum of (x) the annual base salary in effect as of Executive’s date of termination and (y) the current “target” annual incentive bonus payable to Executive, (ii) and immediate vesting of any equity compensation and/or long-term cash incentive awards held by Executive that are unvested as of the Change in Control date, and (iii) reimbursement of any COBRA payments made by Executive for continuation of health care coverage during the eighteen (18) month period following Executive’s date of termination; provided, however, payment of such Severance Benefits is conditioned on Executive’s execution of the Separation Agreement during the Release Period (as described herein) in the form attached to this Agreement as Exhibit A which includes a general release by Executive of the Company and its successors, affiliates and other related parties to the fullest extent permitted by law, and Executive does not revoke the general release within the seven (7) day revocation period described in the Separation Agreement. On the date the Company causes to occur an involuntary termination without Cause, the Company shall deliver to Executive an executed Separation Agreement signed by the Company. Upon delivery of the Separation Agreement, Executive shall have thirty (30) days (the “Release Period”) to evaluate, and to consult with counsel regarding the contents of the Separation Agreement in the context of Executive’s termination of employment. Executive shall not be eligible to receive the Severance Benefits unless the Separation Agreement is duly signed by Executive and submitted to the Company within the Release Period. Upon the eighth calendar day following the Company’s receipt of the Separation Agreement duly signed by Executive, the Company shall deliver to Executive the Severance Benefits; provided, however, that Executive has not revoked the Separation Agreement within the seven (7) day revocation period. In the event the Release Period begins and ends in different calendar years, the Severance Benefits shall not occur until the later in time of the two calendar years.

(ii) Termination by the Company with Cause or by Executive without Good Reason. In the event the Company or its successor causes to occur an involuntary termination of Executive’s employment with Cause (as defined in Section 3(b)) or in the event Executive voluntary resigns from the Company without Good Reason (as defined in Section 3(e)), then the Executive shall not be entitled to receive the Severance Benefits described in Section 2(b)(i), however, other Termination Benefits (as defined in the Recitals, paragraph E) may be payable to Executive. In no event shall Executive be entitled to the Severance Benefits under this Agreement and any Termination Benefits under any other agreement by and between Executive and the Company. In the event the Severance Benefits become payable to Executive, all rights to any other Termination Benefits payable to Executive under any other agreement by and between Executive and the Company shall be automatically void.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Accrued Compensation. Benefits and Expense” means any unpaid Base Salary, Annual Bonus payments owed to Executive for services performed in a prior fiscal year, accrued but unused vacation, accrued but unreimbursed business expenses and perquisites and any other benefits that have been earned as of the date of Executive’s termination of employment.

(b) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Executive’s moral turpitude, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement which is likely to materially damage the Company’s financial position; or (iii) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from the Board, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer, or otherwise; or

(ii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the liquidation of the Company the sale or disposition by the Company of al1 or substantially all of the Company’s assets.

(d) “Disability” shall mean that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer.

(e) “Good Reason” means that the Executive has complied with the “Good Reason Process” (as defined in Section 3(t)) following the occurrence of any the following events (each, a “Good Reason Condition”): (A) a material breach of this Agreement by the Company and the Company fails to cure such breach after having received not less than ninety (90) days’ prior written notice from the Executive of such breach; (B) a material reduction in the Executive’s compensation; (C) a material reduction in the Executive’s duties and/or responsibilities, or the assignment to the Executive of substantial duties inconsistent with the Executive’s position (unless consented to in writing by the Executive); (D) the relocation of the Company resulting in an increase of Executive’s normal commute by more than fifty (50) miles; or (E) Executive’s death or Disability (as defined in Section 3(d)).

(f) “Good Reason Process” means that (A) Executive notifies the Company in writing of the first occurrence of a Good Reason Condition within thirty (30) days of the first occurrence of such breach (in the case of Executive’s death or Disability, such notice shall not be required); (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition, but only if such Good Reason Condition is curable; (D) notwithstanding such efforts, the material breach continues to exist; and (E) the Executive terminates his/her employment within sixty (60) days after the end of the Cure Period. if such Cure Period applies. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 2800 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s severance benefits under Section 2(a)(i) shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), in good faith consultation with the Executive. In the event of a reduction in benefits hereunder, the Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 2800 and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Remedy. If Executive’s benefits are reduced to avoid the Excise Tax pursuant to Section 4 and, notwithstanding such reduction, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of severance benefits from the Company, then Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net proceeds with respect to his or her severance benefits hereunder (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (i) Executive entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (ii) a final determination by the IRS or a court decision requiring Executive to pay the Excise Tax from which no appeal is available or is timely taken.

6. Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement is not exempt from the application of Section 409A and fails to satisfy the requirements of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. For purposes of this Agreement, Executive’s employment will not be deemed to have terminated unless such termination qualifies as a “separation of service” under Treas. Regs. Section 1.409A-1(h).

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perfo1m the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination by the Company. Any termination by the Company of the Executive’s employment with the Company at any time within eighteen (18) months following a Change in Control shall be communicated by a notice of termination to the Executive at least five (5) days prior to the date of such termination, given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision or provisions in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. Except with respect to the terms of any written Agreement, if any, by and between the Company and Executive that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach of this Agreement and/or to Executive’s employment shall be subject to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (https://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (https://www.jamsadr.com/files/Uploads/Documents/JAMS-Rules/JAMS_Employment_Min_Stds-2009.pdf.) Judgment on the arbitration award may be entered in any court having jurisdiction.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

(h) Employment Taxes. Subject to Section 4, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

EXECUTIVE

By:
Name:
Title:

COMPANY

By:
Name:
Title:

[Signature Page Change in Control Agreement]

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